UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2016

American Realty Capital New York City REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-194135	46-4380248
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

1140 Avenue of the Americas

On March 18, 2016, American Realty Capital New York City REIT, Inc. (the “Company”), through a wholly-owned subsidiary of the Company’s operating partnership (the “OP”), entered into an agreement of purchase and sale (the “Agreement”) to acquire the leasehold interest in an institutional-quality office building located at 1140 Avenue of the Americas in Manhattan (the “Property”). The seller of the Property is BPGL Holdings LLC (the “Seller”), which is an affiliate of Blackstone Real Estate Partners VI L.P.

The contract purchase price for the Property is $180.0 million, exclusive of closing costs. The Company has made an $18.0 million nonrefundable deposit. The Company intends to primarily fund the purchase price with cash on hand, consisting of proceeds from its initial public offering, which closed on May 31, 2015. The Company intends to seek financing in connection with the acquisition of the Property. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

Pursuant to the terms of the Agreement, the Company’s obligation to close the acquisition of the Property is subject to certain customary closing conditions. The Agreement contains customary representations and warranties by the Seller. Although the Company believes that the acquisition of the Property is probable, there can be no assurance that the acquisition of the Property will be consummated.

The Property contains approximately 250,000 rentable square feet and is currently 91% leased. The Property’s largest tenant is City National Bank, which represents approximately 19% of annualized cash base rent.

The following table provides information relating to the lease commencement and termination date, rentable square feet, current annualized cash base rent, rental escalations and renewal options for the largest tenant, which represents greater than 10% of total current annualized cash base rent:

Tenant	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Cash Base Rent (in thousands)	Rental Escalations	Renewal Options
City National Bank	June 2012	June 2023	30,359	$3,720	8.4% increase in July 2018	Two 5-year renewal options

The Property is subject to a ground lease with Phoenix Mutual Life Insurance Company (the “Ground Lease”) having a term that expires on December 31, 2066. The base ground rent is currently $0.3 million per annum through December 31, 2016. For the period January 1, 2017 through December 31, 2041, the amount of the base ground rent will be $4.7 million per annum. For the period January 1, 2042 through December 31, 2066, the amount of the base ground rent will be $5.1 million per annum.

A copy of the press release announcing the Company’s entry into the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The summary description in this Current Report on Form 8-K of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Company will file the Agreement with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated March 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

Date: March 23, 2016	By:	/s/ Michael A. Happel
		Name:	Michael A. Happel
		Title:	Chief Executive Officer, President and Secretary